Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 14, 2021, with respect to the consolidated financial statements of Ginkgo Bioworks, Inc. included in the Proxy Statement of Soaring Eagle Acquisition Corp. that is made a part of Amendment No. 3 to the Registration Statement (Form S-4 No. 333-256121) and Prospectus of Soaring Eagle Acquisition Corp. for the registration of shares of its common stock and warrants to purchase shares of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

August 3, 2021